Exhibit 99.1

NEWS RELEASE – For Immediate Release

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700;
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

ED MERCADANTE NAMED TO BOARD OF DIRECTORS

St. Petersburg, Florida – November 15, 2007 – MTS Medication Technologies, Inc. (AMEX:MPP) (www.mts-mt.com) announced today that Edgardo Mercadante has been named to its Board of Directors.

Mr. Mercadante has extensive experience in the pharmacy industry. He is a registered pharmacist and began his career with Rite Aid Corporation. During the past twenty-five years, he has founded several pharmacy related businesses including Familymeds Group, Inc., which was successfully sold to Walgreens in 2007.

Mr. Mercadante currently serves as Director of ProHealth Physicians, Inc., University of Sciences in Philadelphia, and formerly, until February 2007, he served on the Board of General Nutrition Corporation (GNC).

Todd Siegel, President and Chief Executive Officer, commented, “We are very fortunate to have Ed join our Board of Directors. His industry knowledge and experience in the retail sector will be invaluable to us as we continue to develop opportunities in some very exciting markets.”

About MTS Medication Technologies

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 8,000 pharmacies worldwide.

This press release contains forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC) and actual results could differ materially from those set forth in forward-looking statements. Statements contained herein that are not historical facts are forward-looking statements and may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. Other factors that could affect such differences include, but are not limited to, unanticipated increases in operating costs, labor disputes, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s SEC filings. All statements regarding the marketing program resulting in increased sales are forward looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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